Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. SIGNS AGREEMENT TO PURCHASE 21 BURGER KING® RESTAURANTS IN UPSTATE NEW YORK

Syracuse, New York — (Business Wire) — July 17, 2014 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced that on July 11, 2014 it signed a definitive agreement to purchase 21 BURGER KING® restaurants from Kessler Group, Inc. The restaurants are located in or around Rochester, NY and in the “Southern Tier” region of Western New York State. The transaction is expected to close by the end of July 2014 and is subject to customary closing conditions.

The Company continues to expand and to increase its ownership of BURGER KING® restaurants. Carrols also recently completed the acquisition of a total of eight BURGER KING® restaurants in two separate transactions. On June 30, 2014, Carrols completed the purchase of four BURGER KING® restaurants in the Pittsburgh, Pennsylvania market. The Company previously announced that it had also closed on the acquisition of four BURGER KING® restaurants located in Fort Wayne, Indiana on April 30, 2014.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Earlier this year we completed a public offering of common stock to position us for opportunities such as these. Carrols has a track record of improving the operations and profitability of restaurants it has acquired and we believe we will enhance shareholder value as we execute our strategy to further expand our ownership within the BURGER KING® system. We expect to make additional announcements of this nature in the future.”

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 564 restaurants as of June 30, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.